Exhibit 99.1
Rapid7 Appoints Tim Adams as Chief Financial Officer
Boston, MA – November 29, 2021 – Rapid7, Inc. (NASDAQ: RPD), a leading provider of security analytics and automation, today announced the appointment of Tim Adams as Chief Financial Officer (CFO), effective January 3, 2022. Mr. Adams will assume the CFO role from current Rapid7 CFO, Jeff Kalowski, who announced his retirement earlier this year after serving approximately five years with Rapid7. Upon joining the company Mr. Adams will report directly to Rapid7’s Chairman and Chief Executive Officer, Corey Thomas. Mr. Kalowski will remain in an advisory capacity through the transition period in order to ensure a smooth and orderly transition of responsibilities.
Mr. Adams joins Rapid7 from BitSight Technologies, where he has served as CFO since April 2020. Mr. Adams brings over a decade of financial leadership experience in the technology industry having previously served as the Chief Financial Officer of ObsEva SA, Demandware, Inc., and athenahealth, Inc.
Mr. Adams began his career in public accounting at PricewaterhouseCoopers LLP, formerly Price Waterhouse. Mr. Adams holds a B.S. in accounting from Murray State University and an M.B.A. from Boston University.
“We are excited to welcome Tim to Rapid7’s executive leadership team as we continue on the next leg of our growth journey,” said Corey Thomas, Chairman and CEO of Rapid7. “Our leadership team has known and respected Tim for some time and believe the extensive experience he brings to the role will be instrumental in helping us to scale the company as we invest to make the best in security operations accessible to all.”
Mr. Thomas added, “On behalf of our entire organization, I want to thank Jeff Kalowski for his tremendous contributions and ongoing commitment to Rapid7’s success, and we wish him well in his retirement.”

About Rapid7
Rapid7 (Nasdaq: RPD) is advancing security with visibility, analytics, and automation delivered through our Insight cloud. Our solutions simplify the complex, allowing security teams to work more effectively with IT and development to reduce vulnerabilities, monitor for malicious behavior, investigate and shut down attacks, and automate routine tasks. Over 9,900 customers rely on Rapid7 technology, services, and research to improve security outcomes and securely advance their organizations. For more information, visit our website, check out our blog, or follow us on Twitter.

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(617) 865-4277

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